UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2011 (March 24, 2011)
HEALTHSPRING, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other Jurisdiction of Incorporation)	001-32739 (Commission File Number)	20-1821898 (IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee (Address of Principal Executive Offices)	37067 (Zip Code)
(615) 291-7000
Registrant’s telephone number, including area code
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     In connection with an offering of common stock, on March 24, 2011 HealthSpring, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co., as representative of the several underwriters named in Schedule A-1 thereto (collectively, the “Underwriters”), providing for the sale by the Company to the Underwriters of an aggregate of 7,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), at a price of $35.00 per share. Additionally, the Company granted the Underwriters an option to purchase up to an aggregate of 1,125,000 additional shares of Common Stock at a price of $35.00 per share, which option was exercised on March 25, 2011.
     The Common Stock was registered with the Securities and Exchange Commission (the “SEC”) under an automatically effective shelf registration statement on Form S-3 (333-173044) that was filed by the Company with the SEC on March 24, 2011. The material terms of the offering of the Common Stock are described in the prospectus, dated March 24, 2011 (the “Prospectus”), that was filed by the Company with the SEC on March 28, 2011.
     The closing of the public offering of the Common Stock occurred on March 29, 2011. The net proceeds to the Company, after estimated offering expenses and underwriting discounts, were approximately $301 million. The Company expects to use at least 50% of the net proceeds for the repayment of indebtedness and the balance of the net proceeds for general corporate purposes, which may include acquisitions of similar or complementary businesses.
     The Underwriting Agreement includes representations, warranties, and covenants by the Company customary for agreements of this nature. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities arising out of or in connection with the sale of the Common Stock. The Company and its executive officers and directors have also agreed not to offer or sell any common stock or securities convertible into or exchangeable or exercisable for any shares of common stock for a period of 90 days after the date of the Prospectus without the prior written consent of Goldman, Sachs & Co., subject to limited exceptions, including that up to 40,000 shares may be sold by each of the Company’s executive officers after 45 days following March 24, 2011.
     Certain of the Underwriters and their affiliates have provided in the past to the Company and its affiliates and may from time to time in the future provide certain commercial banking, financial advisory, investment banking, and other services to the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s equity securities or loans, and may do so in the future.
     The description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated March 24, 2011, by and between HealthSpring, Inc. and Goldman, Sachs & Co., as representative of the several underwriters named therein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President

Date: March 29, 2011

EXHIBIT INDEX

No.	Exhibit
1.1	Underwriting Agreement, dated March 24, 2011, by and between HealthSpring, Inc. and Goldman, Sachs & Co., as representative of the several underwriters named therein.